Filed under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 199 — dated Monday, June 04 2007 (To: Prospectus Dated October 29, 2004)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050XZF3	[$]	100.000%	2.500%	[$]	FIXED	6.000%	SEMI-ANNUAL	06/15/2027	12/15/2007	$30.17	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 06/15/2011 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 06/15/2011 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, WM Financial Services, Inc.

			Offering Dates: Monday, June 04, 2007 through Monday, June 11, 2007							Bank of America
			Trade Date: Monday, June 11, 2007 @ 12:00 PM ET							$6,000,000,000 Bank of America
Bank of America			Settlement Date: Thursday, June 14, 2007							InterNotes
100 North Tryon Street, NC1-007-07-06			Minimum Denomination/Increments: $1,000.00/$1,000.00							Prospectus dated 29-Oct-04
Charlotte NC 28255			Moody’s Investor Services Rating: Subordinated: Aa2
S & P Ratings Services Rating: Subordinated: AA-
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.